FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	3/9/2016
Settle Date	3/17/2016
Security Name	NYS UDC(NY STATE PIT) 5% 3/15/32
CUSIP	650035U63
Price	119.545
Transaction Value	$ 3,586,350.00
Class Size	$ 600,115,000.00
% of Offering	0.500%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Citigroup
Underwriting Members: (3)	Ramirez & Co., Inc.
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	Goldman, Sachs & Co.
Underwriting Members: (6)	Jefferies
Underwriting Members: (7)	J.P. Morgan
Underwriting Members: (8)	Loop Capital Markets LLC
Underwriting Members: (9)	Morgan Stanley
Underwriting Members: (10)	RBC Capital Markets
Underwriting Members: (11)	Rice Financial Products Company
Underwriting Members: (12)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (13)	Blaylock Beal Van, LLC
Underwriting Members: (14)	BNY Mellon Capital Markets, LLC
Underwriting Members: (15)	Fidelity Capital Markets
Underwriting Members: (16)	Hilltop Securities Inc.
Underwriting Members: (17)	Janney Montgomery Scott LLC
Underwriting Members: (18)	KeyBanc Capital Markets Inc.
Underwriting Members: (19)	Lebenthal & Co., LLC
Underwriting Members: (20)	M&T Securities, Inc.
Underwriting Members: (21)	Mesirow Financial, Inc.
Underwriting Members: (22)	Oppenheimer & Co.
Underwriting Members: (23)	Piper Jaffray & Co.
Underwriting Members: (24)	Prager & Co., LLC
Underwriting Members: (25)	Raymond James
Underwriting Members: (26)	Roosevelt & Cross, Incorporated
Underwriting Members: (27)	Stifel
Underwriting Members: (28)	TD Securities
Underwriting Members: (29)	The Williams Capital Group, L.P.
Underwriting Members: (30)	U.S. Bancorp Investments, Inc.
Underwriting Members: (31)	Wells Fargo Securities